Exhibit 99.1
ADVENTRX ANNOUNCES THIOVIR ACTIVE AGAINST H5N1 AVIAN INFLUENZA CHIMERIC VIRUS STRAINS
SAN DIEGO — March 20, 2006— ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that it performed additional preclinical studies demonstrating that the Company’s broad spectrum antiviral drug, Thiovir™, is active against a chimeric avian/human influenza virus and influenza A. Thiovir activity against these viruses was confirmed by preclinical tests conducted in-house and at two independent laboratories.
The chimeric viruses tested include a research-adapted strain based on influenza A/Vietnam/1203/04 (H5N1) and Ann Arbor/6/60. Influenza A/Vietnam/1203/04 is a highly pathogenic avian influenza strain characterized by elevated lethality to both humans and poultry. Cytopathic and direct viral detection-based assays were used to test Thiovir activity. ADVENTRX plans to further investigate Thiovir efficacy against multiple H5N1 strains of avian influenza in both in vitro and in vivo studies in collaboration with a Biosafety Level 3+ certified laboratory.
“We are encouraged by the results from two independent labs confirming Thiovir activity against multiple influenza viruses,” said Evan M. Levine, president and CEO for ADVENTRX. ”We will continue to investigate Thiovir as a therapy for influenza viruses, including bird flu, and we look forward to announcing additional results.”
The Company plans to submit results from these and additional planned preclinical studies in the 14th International Symposium on HIV and Emerging Infectious Diseases program. The conference takes place June 21-23, 2006 in Toulon, France.
About Thiovir
Thiovir is a broad spectrum anti-viral and a non-nucleoside reverse transcriptase inhibitor (NNRTI) designed for oral delivery as a component of HAART. Thiovir is a prodrug for foscarnet that delivers both the active drug TPFA (thiophosphonoformate) and the active metabolite PFA (foscarnet) in an oral formulation. Thiovir is intended to deliver the benefits of the drug foscarnet, including broad spectrum antiviral activity, with the added benefit of improved bioavailability. ADVENTRX currently plans to file an investigational new drug application with the US Food and Drug Administration in the first half of 2006 for testing of Thiovir in patients with HIV/AIDS.
Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866
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